EXHIBIT 99(a)

Bank of Granite
——— C O R P O R A T I O N ———

For Immediate Release: February 6, 2004

     Bank of Granite Corporation, parent company of Bank of Granite, announced today that Wesley W. Sturges, Executive Vice President, is leaving the employment of the Company as of February 6, 2004. Pursuant to a prior agreement, Mr. Sturges will be available to consult with the Company, as needed, through 2007. Mr. Sturges was the Chief Executive Officer of First Commerce Corporation at the time it was merged into Bank of Granite Corporation. “We have high regard for Wes,” said John Forlines, Chief Executive Officer of Bank of Granite Corporation, “and we wish him well.” Mr. Sturges added, “I am proud to have played a key role in bringing about the merger of First Commerce and Bank of Granite and the resulting enhancement of the value of First Commerce shareholders. I look forward to the next chapter in my career.”

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For further information, contact:

John A. Forlines, Jr., CEO Bank of Granite Corporation 828 496-2024 jaforlines@bankofgranite.com

     The discussions included in this release contain statements that may be deemed forward looking statements within the meaning of the Private Securities Litigation Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from these statements. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of the Company and its management about future events. The accuracy of such forward looking statements could be affected by certain factors, including but not limited to, the financial success or changing conditions or strategies of the Company’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel, and general economic conditions.

Bank of Granite Corporation, PO Box 128, Granite Falls, NC 28630 www.bankofgranite.com